Exhibit 10.80

Service Agreement (NET1 KOREA)

This Service Agreement (this “Agreement”) is entered into on the 27th day of October, 2017, by and between:

I.

NET1 APPLIED TECHNOLOGIES KOREA, a company organized and existing under the laws of the Republic of Korea (“Korea”), with its registered office at Seong Bo Building, 5th Floor, 169-10 Samsung-Dong, Gangnam-Gu, Seoul, 135-090 Korea (the “Company”); and

II.	PHIL-HYUN OH, a natural person residing at xxx (the “Executive”).

WITNESSETH:

WHEREAS, the Company wishes to appoint the Executive as of its representative director;

WHEREAS, the Company’s subsidiary KSNET, Inc. (“KSNET”) intends to reappoint the Executive as its representative director, under the terms of the Service Agreement with KSNET, of the same date hereof; and

WHEREAS, the Executive wishes to accept these appointments;

NOW, THEREFORE, in consideration of the mutual promises set forth hereinafter, the parties hereto agree as follows:

1.          Appointment.

The Company shall appoint the Executive as its representative director, effective as of July 1, 2017 (the “Effective Date”). And the Executive shall accept such appointment, and perform the functions and carry out the duties and responsibilities set forth hereinafter as the representative director of the Company on the terms and conditions set forth in this Agreement.

2.          Duties and Responsibilities.

(a)

As the representative director, the Executive shall have the power, authority and responsibility delegated to the Executive by the board of directors of the Company (the “Board of Directors”) and as provided for in the articles of incorporation of the Company (the “Articles of Incorporation”) and the Korean Commercial Code (collectively, the “General Services”). In this regard, it is hereby acknowledged and agreed that the Executive shall be entitled to communicate with and shall rely upon the advice, direction and instructions of the Board of Directors in order to initiate, coordinate and implement the General Services as contemplated herein, subject, at all times, to the final direction and supervision of the Board of Directors.

(b)

Without limiting in any manner the generality of the General Services, the Executive shall perform the General Services faithfully, diligently, to the best of the Executive’s ability, and in the best interests of the Company, consistent with the Executive’s position as the representative director of Company, and will devote and prioritize his full working time and use his best efforts for the Company in that regard.

(c)

The Executive hereby acknowledges and agrees to abide by the rules, regulations, instructions, personnel practices, policies and procedures of each of the Company and Net 1 UEPS Technologies, Inc. (“Net l”), and any changes thereto which may be adopted from time to time as such rules, regulations, instructions, personnel practices, policies and procedures may be applied to the Executive as the representative director of the Company.

3.          Direction. The Executive shall at all times be subject to and act in accordance with the Articles of Incorporation and the rules, regulations and instructions issued or approved from time to time by the Board of Directors, as well as the Korean Commercial Code.

4.          Compensation. As the representative director of the Company, the Executive shall receive the compensation, benefits and allowances for services rendered to the Company as set forth below. No other compensation, other than the items specifically mentioned in this Agreement, shall be paid to the Executive in relation to his position as the representative director of the Company. The Company shall pay to the Executive all of the compensation described herein in compliance with the Korean Commercial Code and the Articles of Incorporation, subject to regular and customary deductions and tax withholdings as required by applicable laws and regulations.

(a)

Base Salary: The Executive shall be compensated at the rate of KRW 12 million per year (the “Base Salary”), in four (4) equal quarterly installments commencing September 2017 and to be paid in arrears on the same day of the month on which the other executives of the Company receive their compensation.

(b)

Stock Grant. The Executive will continue to be eligible for participation in the stock incentive plan of Net 1 under the terms of the Amended and Restated Stock Incentive Plan of Net 1 UEPS Technologies, Inc. (the “Stock Incentive Plan”).

(c)

Additional Benefits. To the extent permitted by applicable law, the Executive (and where applicable, his plan-eligible dependents) will be eligible to participate in the following benefits maintained by the Company for the benefit of its executive officers, subject in any event to the eligibility requirements and other terms and conditions to those plans and programs:

(i)

Health Insurance – The Executive shall be entitled to participate in the national health insurance in accordance with the applicable laws, rules, and regulations, and shall be reimbursed for annual physical examinations for the Executive and his spouse.

(ii)	National Pension – The Executive shall be entitled to participate in the national pension plan in accordance with the applicable laws, rules, and regulations.

(d)

Vacation. The Executive shall be entitled to take twenty-one (21) days of paid vacation during each twelve (12) months of the Executive’s service term hereunder, and which vacation may be taken on dates to be selected by mutual agreement of the Board of Directors and the Executive, consistent with the requirements of his service. Such vacation days are not cumulative and as a result, the unused vacation days in a given year will not be carried over to subsequent years nor will the Company provide any compensation for unused vacation days to the Executive.

(e)

Reimbursement of Business Expenses. The Company agrees to reimburse the Executive for reasonable business-related expenses incurred in the performance of the General Services in accordance with the Company’s rules and regulations.

5.          Retirement Benefits. Upon the termination of this Agreement, the Executive shall be entitled to receive retirement benefits in accordance with the Company’s rules and regulations.

6.          Term of Agreement; Termination.

(a)	This term of this Agreement will begin on the Effective Date, and will continue for a term of three (3) years, from July 1, 2017 to June 30, 2020.

(b)

The Company may remove the Executive from his position as the representative director of the Company with or without “justifiable cause” at a meeting of the board of directors or shareholders, as applicable, of the Company prior to the expiration of his then current term of office as provided for under the Korean Commercial Code, in which case this Agreement shall terminate immediately upon written notice thereof. For purposes of this Article 6, the term “justifiable cause” shall include any of the following circumstances, as well as any other circumstances permitted under applicable law:

(i)	The Executive has breached the provisions on non-competition or confidentiality of this Agreement;

(ii)	The Executive has taken actions that are likely to result in a material loss of or harm to the business, reputation or goodwill of the Company;

(iii)	The Executive has misappropriated funds or assets of the Company;

(iv)	The Executive has concealed from or falsely disclosed to the Company his name, age, education, experience, or other personal information;

(v)	The Executive has failed to show performance results or job capacity;

(vi)	The Executive has committed a crime or offense which will adversely affect the interest or reputation of the Company;

(vii)	The Executive has committed gross negligence, willful misconduct or any violation of laws in performance of his duties; or

(viii)	The Executive has done any of the above, or any similar act or omission, which constitutes justifiable cause for termination from his position with an affiliate of the Company.

(c)

In the event the Executive is removed from office as a director of the Company without justifiable cause by a special resolution of the shareholders of the Company and this Agreement is terminated as a result thereof, the Executive shall be entitled to receive the Base Salary that would have been due and payable to the Executive if the Executive was fully employed with the Company with respect to the remainder of the then-current fiscal year in which the Executive was removed.

(d)

The Executive agrees that in the event of the termination of his services with the Company, the Executive will assist the Company with any procedures in connection with such termination, including, without limitation, the transition of services. The Executive agrees that he will return all property of the Company, including laptops, mobile phone, personal digital assistants (PDAs), or other data devices provided by the Company, as well as all Company information whether original copies or duplicates in or on whatever media, in his control, custody, or possession to the Company immediately upon termination of his services or upon request by the Company at any time.

7.          Non-Competition. In consideration of the Base Salary and all other compensation to be paid to the Executive by the Company as set forth in this Agreement, the Executive agrees that during the term of this Agreement and for a period of three (3) years after the termination or expiration hereof, the Executive shall not, without the Company’s prior written consent, directly or indirectly, lend his credit, advice, or assistance, or engage in any activity or act in any manner, including but not limited to, as an individual, owner, sole proprietor, founder, associate, promoter, partner, joint venture participant, shareholder (other than as a less than one percent (1%) shareholder of a publicly traded corporation), officer, director, trustee, manager, employer, employee, licensor, licensee, principal, agent, salesman, broker, representative, consultant, advisor, investor or otherwise, for the purpose of establishing, operating or managing any business or entity that is engaged in activities competitive with the business that the Company has conducted or proposed to conduct during the Executive’s service term in any geographic area in which the Company has conducted or proposed to conduct that business.

8.          Non-Solicitation.

(a)

In consideration of the Base Salary and all other compensation to be paid to the Executive by the Company as set forth in this Agreement, the Executive agrees that during the term of this Agreement and for a period of three (3) years after the termination or expiration hereof, the Executive shall not, whether for his own account or for the account of any other Person (as hereinafter defined), directly or indirectly interfere with the Company’s relationship with or endeavor to divert or entice away from the Company any Person who or which at any time during the Executive’s service term is or was an agent, officer, employee, customer, distributor, or consultant of the Company.

(b)	As used in this Agreement, the term “Person” means any individual, corporation joint venture, general or limited partnership, association, or other entity.

9.          Confidentiality.

(a)

The Executive understands and agrees that the business of the Company is unique and specialized and that, in connection with his service with the Company, he will receive or have access to Confidential Information (as hereinafter defined). In consideration of the Base Salary and all other compensation to be paid to the Executive by the Company as set forth in this Agreement, the Executive agrees that at all times from and after the Effective Date, he shall keep secret all such Confidential Information and will not, except as required by law, directly or indirectly, or individually or collectively, “Use” (as hereinafter defined) or “Disclose” (as hereinafter defined) the same to any Person without first obtaining the written consent of the Company. At any time the Company may so request, the Executive shall turn over to the Company all books, notes, memoranda, manuals, notebooks, tables, drawings, calculations, records and other documents made, compiled by or delivered to him containing or concerning any Confidential Information, including copies thereof, in his possession, it being agreed that the same and all information contained therein are at all times the exclusive property of the Company.

(b)

As used in this Section, the term “Confidential Information” means any information or compilation of information not generally known to the public or the industry relating to procedures, techniques, methods, concepts, ideas, affairs, products, processes, and services related to the Company’s business, including but not limited to, information relating to marketing, merchandising, selling, research, development, purchasing, costs, customers, plans, pricing, billing, needs of customers, and services used by customers of the Company. Confidential Information for purposes of this Agreement shall also include all lists of customers, addresses, prospects, sales calls, products, services, prices, and the like, as well as any specifications, formulas, plans, drawings, accounts or sales records, sales brochures, books, code books, records, manuals, trade secrets, knowledge, know-how, pricing strategies, operating costs, sales margins, methods of operation, and the like. All information disclosed to the Executive during the term of his service with the Company which he has a reasonable basis to believe to be Confidential Information, or which was previously or currently is treated by the Company as Confidential Information, shall be presumed to be Confidential Information.

(c)

As used in this Section, the term “Disclose” means to reveal, deliver, divulge, disclose, publish, copy, communicate, show or otherwise make known or available to any other Person, or in any way to copy, any of the Confidential Information.

(d)	As used in this Section, the term “Use” means to appropriate any of Confidential Information for the benefit of any Person other than the Company.

(e)

In addition, the Executive acknowledges and agrees to comply with the Company’s policy on the use of e-mail, fax, intranet and the Internet, and the use of computer software as amended from time to time, and accept that the Company will monitor his work practices and the use of office networks as and when appropriate.

10.        Intellectual Property Rights.

(a)

To the maximum extent allowed by law, all Intellectual Property (as hereinafter defined) created or developed by the Executive (whether alone or jointly with others) in the course of his services or outside the course of his duties but relating to the business of the Company shall belong to the Company absolutely. In consideration of the Base Salary and all other compensation to be paid to the Executive by the Company as set forth in this Agreement, the Executive hereby assigns to the Company all his right, title and interest in such Intellectual Property (whether now existing or brought into being in the future) to the maximum extent allowed by law, undertakes to do everything necessary during and after the term of this Agreement to vest all right, title and interest in such Intellectual Property in the Company or its nominee, and irrevocably and unconditionally waives any moral rights or similar rights that he may have, so far as permitted by law, in exchange for reasonable compensation to be paid by the Company in accordance with the Company’s relevant rules and regulations (if any) or the applicable laws of Korea.

(b)

As used in this Section, the term “Intellectual Property” means trademarks, service marks, trade names, domain names, logos, get-up, patents, inventions, registered and unregistered design rights, copyrighted works, database rights, and all other similar rights and works in any part of the world (including know-how), including, where such rights are obtained or enhanced by registration, any registration of such rights and applications and rights to apply for such registrations.

11.        Reasonableness of Covenants. The Executive acknowledges and agrees that the terms and conditions, geographic scope, and period of duration of the restrictive covenants contained in Sections 7, 8, 9, and 10 above are both fair and reasonable and that the interests sought to be protected by the Company are legitimate business interests entitled to be protected.

12.        Breach of this Agreement. If the Executive commits a breach or threatens to commit a breach of any of the provisions of Sections7, 8, 9, and 10of this Agreement, the Company shall have the right and remedy to have those provisions specifically enforced by any court having equity or equivalent jurisdiction, it being acknowledged and agreed by the Executive that the rights and privileges of the Company granted in Section 7, 8, 9, and 10are of a special, unique and extraordinary character and any such breach or threatened breach will cause great and irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company.

13.        Tax Returns. Filing annual income tax returns with the relevant tax authorities is the responsibility of the Executive. The Company shall have the right to deduct and withhold from the compensation payable to the Executive hereunder any amounts required to be deducted and withheld under the provisions of any applicable laws.

14.        Entire Agreement
This Agreement contains the entire agreement between the parties relating to the subject matter hereof. No modification, alteration or amendment of this Agreement and no waiver of any provision hereof may be made unless such modification, alteration, amendment, or waiver is set forth in writing signed by the parties hereto.

15.        Governing Law and Severability. This Agreement shall be construed in accordance with and governed by the laws of Korea. With respect to any disputes arising from this Agreement, the Seoul Central District Court shall have exclusive jurisdiction. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect, legal, and enforceable, as if the above illegal, invalid, or unenforceable provision had never existed herein.

16.        Assignment. Neither party may assign this Agreement or any of its rights hereunder without the prior written consent of the other party, provided that the Company may assign this Agreement to any of its affiliates.

17.        Prevailing Language. This Agreement may be executed in multiple counterparts in the English language, each of which shall be deemed an original but which, taken together, shall constitute one and the same instrument. Should any conflict arise between the English language version of this Agreement and any translation hereof, the English language version shall be controlling.

18.        Survival. Sections 6, 7, 8, 9, 15, and 18 shall survive any termination of this Agreement or the end of its term.

19.        Non-Employee. The Executive acknowledges that he is not an employee of the Company under the applicable laws and regulations of Korea and, as such, shall not be entitled to any benefits given to employees under such laws and regulations, unless such is specifically provided for under the terms and conditions of this Agreement.

20.        Indemnification. The parties hereto hereby each agree to indemnify and save harmless the other party hereto and including, where applicable, their respective subsidiaries and affiliates and each of their respective directors, officers, employees, consultants, associates, counsel and agents (each such party being an “Indemnified Party”) harmless from and against any and all losses, claims, actions, suits, proceedings, damages, liabilities or expenses of whatever nature or kind and including, without limitation, any investigation expenses incurred by any Indemnified Party, (collectively “Loss”) to which an Indemnified Party may become subject as a result of any breach of, or failure by, the other party to perform any of its covenants, agreements or other obligations contained in this Agreement so long as the Loss is not caused by the willful misconduct or gross negligence of the Indemnified Party.

21.        Access to Email. Any email account issued to the Executive by the Company is deemed the exclusive property of the Company and is to be used by the Executive solely for the purpose of performing the General Services under this Agreement. Furthermore, by accepting the terms of this Agreement, the Executive agrees and consents to the Company accessing the issued email account and disclosing any information obtained therein to any third party whenever the Company finds it necessary to protect its interests in connection with: (i) preventing acts of libel through email; (ii) protecting Confidential Information and other business secrets; (iii) preventing infringement of intellectual property rights; (iv) preventing the illegal use of email; (v) the use of emails as evidence in legal proceedings; and (vi) any other reason that the Company deems necessary to protect its interests.

[Signatures to follow on next page]

IN WITNESS WHEREOF, the parties hereto and/or their duly authorized representatives have executed this Agreement as of the date first written above.

COMPANY:
NET1 APPLIED TECHNOLOGIES KOREA

By:	/s/ Herman G Kotzé
Name: Herman G. Kotzé
Title: Director

EXECUTIVE:

/s/ PHIL-HYUN OH
PHIL-HYUN OH
Address: xxx